Morgan, Lewis & Bockius LLP                              Morgan Lewis
1701 Market Street                                       COUNSELORS AT LAW
Philadelphia, PA  19103-2921
Tel:  215.963.5000
Fax:  215.963.5001
www.morganlewis.com


March 18, 2014


The Advisors' Inner Circle Fund III
One Freedom Valley Drive
Oaks, Pennsylvania  19456


Re: Opinion of Counsel regarding Pre-Effective Amendment No. 2 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 033-192858)
        ------------------------------------------------------------------------

Ladies and Gentlemen:

We have acted as counsel to The Advisors' Inner Circle Fund III (the "Trust"), a Delaware statutory trust, in connection with the above-referenced registration statement (the "Registration Statement"), which relates to the Trust's units of beneficial interest, with no par value per share (collectively, the "Shares") of the following portfolios of the Trust: NorthPointe Micro Cap Equity Fund, NorthPointe Small Cap Growth Fund, NorthPointe Small Cap Value Fund and NorthPointe Large Cap Value Fund (the "Funds"). This opinion is being delivered to you in connection with the Trust's filing of Pre-Effective Amendment No. 2 to the Registration Statement (the "Amendment") filed on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act"), to be filed with the U.S. Securities and Exchange Commission (the "SEC"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, copies of the following documents:

     (a) a certificate of the State of Delaware certifying that the Trust is validly existing under the laws of the State of Delaware;

     (b) the Agreement and Declaration of Trust (the "Declaration of Trust") and By-Laws (the "By-Laws") for the Trust;

     (c) a certificate executed by Dianne M. Descoteaux, the Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Declaration of Trust and By-Laws, and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Funds; and

     (d)  a printer's proof of the Amendment.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers and representatives of the Trust. We have assumed that the Amendment, as filed with the SEC, will be in substantially the form of the printer's proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
--------------------------------